Filed Pursuant to Rule 424(b)(3)
Registration No. 333-259484

PROSPECTUS SUPPLEMENT NO. 12

(To Prospectus Dated June 6, 2022)

(Prospectus Supplement No. 1 Dated June 30, 2022)

(Prospectus Supplement No. 2 Dated July 11, 2022)

(Prospectus Supplement No. 3 Dated August 2, 2022)

(Prospectus Supplement No. 4 Dated August 11, 2022)

(Prospectus Supplement No. 5 Dated August 22, 2022)

(Prospectus Supplement No. 6 Dated August 26, 2022)

(Prospectus Supplement No. 7 Dated September 30, 2022)

(Prospectus Supplement No. 8 Dated October 7, 2022)

(Prospectus Supplement No. 9 Dated November 7, 2022)

(Prospectus Supplement No. 10 Dated November 14, 2022)

(Prospectus Supplement No. 11 Dated December 1, 2022)

Up to 13,426,181 Shares of Common Stock

This Prospectus Supplement No. 12 (this “Prospectus Supplement”) updates and supplements the prospectus dated June 6, 2022, as supplemented by Prospectus Supplement No. 1 dated June 30, 2022 and as further supplemented by Prospectus Supplement No. 2 dated July 11, 2022; Prospectus Supplement No. 3 dated August 2, 2022; Prospectus Supplement No. 4 dated August 11, 2022; Prospectus Supplement No. 5 dated August 22, 2022, Prospectus Supplement No. 6 dated August 26, 2022; Prospectus Supplement No. 7 dated September 30, 2022; Prospectus Supplement No. 8 filed on October 7, 2022; Prospectus Supplement No. 9 filed on November 7, 2022; Prospectus Supplement No. 10 dated November 14, 2022, and Prospectus Supplement No. 11 dated December 1, 2022 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1, as amended by that Post-Effective Amendment No. 1 on Form S-1 (“Post-Effective Amendment”), which Post-Effective Amendment was declared effective by the Securities and Exchange Commission on June 6, 2022 (Registration No. 333-259484). This Prospectus Supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K for December 9, 2022 filed with the Securities and Exchange Commission on December 12 (the “Form 8-K”). Accordingly, we have attached the Form 8-K to this Prospectus Supplement.

The Prospectus and this Prospectus Supplement relate to the offer and sale from time to time by 3i, LP, a Delaware limited partnership (“3i, LP”), or their permitted transferees that may be identified in the Prospectus by prospectus supplement (the “Selling Stockholders”) of up to 13,426,181 shares of Common Stock consisting of:

●	up to 2,180,497 shares of Common Stock issued upon conversion of 20,000 shares of our Series A Preferred Stock originally issued in a private placement to 3i, LP, based upon an initial conversion price of $9.906 and stated par value of $1,080 (which stated par value includes a one-time dividend equal to an 8% increase in the original stated par value of $1,000), or any adjustments thereto. See the section titled “Business - The Private Placement (PIPE Financing);”

●	up to 2,018,958 shares of Common Stock issuable upon exercise of the PIPE Warrant based upon an exercise price of $9.906; and

●	up to 9,226,726 additional shares of Common Stock that may be issuable upon conversion of our Preferred Stock using the Floor Price of $1.9812 or any adjustments thereto. See the section titled, “Description of Our Capital Stock — The Series A Preferred Stock.” This amount also includes 505,740 shares allocated to the exercise of the PIPE Warrant to comply with our obligation to register 125% of the number of shares of our Common Stock issuable upon the exercise of the PIPE Warrant. See the section titled, “Description of Our Capital Stock — PIPE Warrant.”

The shares of Common Stock covered by the Prospectus and this Prospectus Supplement were registered pursuant to the terms of a registration rights agreement between us and 3i, LP. We will not receive any proceeds from the sale of shares of Common Stock offered for resale by the Selling Stockholders, although we may receive up to $20 million in gross proceeds if the Selling Stockholders exercise the PIPE Warrant in full.

We are an “emerging growth company” and a “smaller reporting company” as defined under U.S. federal securities laws and, as such, have elected to comply with reduced public company reporting requirements. The Prospectus, together with this Prospectus Supplement, complies with the requirements that apply to an issuer that is an emerging growth company and a smaller reporting company. We are incorporated in Delaware.

This Prospectus Supplement should be read in conjunction with the Prospectus. If there is any inconsistency between the information in the Prospectus and this Prospectus Supplement, you should rely on the information in this Prospectus Supplement.

Our Common Stock is listed on the NASDAQ Global Market under the symbol “ALLR.” On December 9, 2022, the last reported sale price of our Common Stock was $0.38 per share. As of December 9, 2022, we had 10,381,175 shares of Common Stock outstanding, which includes any shares issuable pursuant to notice of conversion dated December 9, 2022.

Since December 2021 pursuant to a series of exercise of conversion of shares of Series A Preferred Stock by 3i, LP, we issued 2,305,351 shares of Common Stock to 3i, LP, which includes shares issuable pursuant to notice of conversion dated December 9, 2022. Accordingly, as of December 9, 2022, we had 15,004 shares of Series A Preferred Stock issued and outstanding, which excludes any shares of Series A Preferred Stock converted pursuant to notice of conversion dated December 9, 2022.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” beginning on page 13 of the Prospectus, and under similar headings in any amendments or supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the accuracy or adequacy of this Prospectus Supplement and the Prospectus. Any representation to the contrary is a criminal offense.

Prospectus Supplement dated December 12, 2022

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 9, 2022

ALLARITY THERAPEUTICS, INC.

(Exact name of registrant as specified in our charter)

Delaware	001-41160	87-2147982
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

22 School Street, 2nd Floor Boston, MA	02108
(Address of Principal Executive Offices)	(Zip Code)

(401) 426-4664

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	ALLR	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

 If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On December 9, 2022, the Company and 3i, LP (“3i”), the holder of outstanding shares of Series A Convertible Preferred Stock (“Series A Preferred Stock”) entered into a letter agreement which provided that pursuant to Section 8(g) of the Certificate of Designations for the Series A Preferred Stock, the parties agreed that the Conversion Price (as defined in such Certificate of Designations”) was modified to mean the lower of: (i) the Closing Sale Price (as defined in the Certificate of Designations) on the trading date immediately preceding the Conversion Date (as defined in the Certificate of Designations and (ii) the average Closing Sale Price of the common stock for the five trading days immediately preceding the Conversion Date, for the Trading Days (as defined in the Certificate of Designations) through and inclusive of January 19, 2023.

The shares of Series A Preferred Stock was acquired by 3i pursuant to the terms that certain Securities Purchase Agreement dated as of May 20, 2021 and the other related transaction documents by and between the Company and 3i. In addition to the material relationship with 3i relating to the Series A Preferred Stock, as previously disclosed, 3i is also a holder of a secured promissory note issued by the Company pursuant to a Secured Note Purchase Agreement and a Security Agreement by and between the Company and 3i, each of which is dated as of November 22, 2022.

Item 3.03. Material Modification to Rights of Security Holders.

As previously disclosed in Item 1.01, upon the approval of the Board of Directors on December 9, 2022, the Company and 3i agreed that pursuant to Section 8(g) of the Certificate of Designations for the Series A Preferred Stock the Conversion Price (as defined in such Certificate of Designations”) the parties agreed to modify the term Conversion Price to mean the lower of: (i) the Closing Sale Price (as defined in the Certificate of Designations) on the trading date immediately preceding the Conversion Date (as defined in the Certificate of Designations and (ii) the average Closing Sale Price of the common stock for the five trading days immediately preceding the Conversion Date, for the Trading Days (as defined in the Certificate of Designations) through and inclusive of January 19, 2023.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Allarity Therapeutics, Inc.

	By:	/s/ James G. Cullem
James G. Cullem
Chief Executive Officer

Dated: December 12, 2022

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